Exhibit 21.1

Subsidiaries of Kimbell Royalty Partners, LP*

Entity Name	Jurisdiction
Kimbell Intermediate Holdings, LLC	Delaware
Kimbell Intermediate GP, LLC	Delaware
Kimbell Royalty Holdings, LLC	Delaware
Rivercrest Royalties, LLC	Delaware
Rochester Minerals, L.P.	Texas
Hochstetter, L.P.	Texas
Oakwood Minerals I, L.P.	Texas
RCPTX, Ltd.	Texas
OGM Partners I	Texas

*                          This exhibit includes certain entities that will be subsidiaries of Kimbell Royalty Partners, LP following the closing of the transactions contemplated by the Contribution, Conveyance, Assignment and Assumption Agreement, dated as of December 20, 2016, by and among Kimbell Royalty Partners, LP, Kimbell Royalty GP, LLC, Kimbell Intermediate GP, LLC, Kimbell Intermediate Holdings, LLC, Kimbell Royalty Holdings, LLC, and the other parties named therein, which was filed as Exhibit 2.1 to the attached Registration Statement.